EXHIBIT 23.1

CONSENT OF KESSELMAN & KESSELMAN CPAs (ISR), INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Second Amended and Restated 2000 Employee and Consultant Equity Incentive Plan and 2000 Employee Stock Purchase Plan of Vyyo, Inc. of our report dated January 15, 2002, with respect to the consolidated financial statements of Vyyo Inc. for the year ended December 31, 2001, included in Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/	KESSELMAN & KESSELMAN CPAs (ISR),
a m	ember of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel
April 24, 2002